Exhibit 99.a


                                                                 April 1, 1996


FOR IMMEDIATE RELEASE



                          MASCO CORPORATION AGREES TO
                      SALE OF HOME FURNISHINGS GROUP AND
                       COMMENTS ON FIRST QUARTER RESULTS


      MASCO CORPORATION announced today that it has entered into an agreement for the sale of MASCO's Home Furnishings Group (HFG) to Furnishings International, Inc.. Furnishings International's investors currently include 399 Venture Partners, a subsidiary of Citibank, certain members of Furnishings International's management, MASCO CORPORATION and other institutional investors. The Chase Manhattan Corporation has agreed to arrange $875 million of debt financing for the acquisition. Additional funding will be provided by MASCO CORPORATION, 399 Venture Partners and HFG's management.

      The value of the HFG transaction to MASCO is in excess of $1 billion with approximately $760 million of the purchase price in cash. The balance will consist of subordinated debentures, preferred stock and 15 percent of the common equity of Furnishings International. In addition, MASCO will receive certain transferrable rights to acquire additional equity in Furnishings International.

      MASCO previously recorded a 1995 fourth quarter non-cash charge of $650 million to reflect the anticipated value of the sale of the Home Furnishings Group and restated its 1995 results to exclude sales of this Group. The transaction is expected to be completed within 90 days and is subject to certain closing conditions.

      MASCO's Home Furnishings Group includes such well-known brands as Henredon, Drexel Heritage, Lexington, Universal, Berkline, Bench Craft, Maitland-Smith and Robert Allen Fabrics.

      MASCO CORPORATION also announced that it believes its 1996 first quarter sales and earnings will be below previous expectations due to weaker product orders related to lower consumer retail demand and construction activity, partially weather-related, the absence of income on a major portion of the proceeds from the sale of its Home Furnishings Group (which will be available after the close of the transaction) and a higher tax rate. The Company announced that it believes that its 1996 first quarter earnings per share will be between $.35-$.40 compared with $.44 per share in the first quarter of 1995 ($.47 including discontinued operations). Upon completion of the HFG transaction, the Company anticipates that its quarterly earnings will increase by approximately $.04 per quarter due to the additional income from the balance of the proceeds of the transaction.

      MASCO CORPORATION manufactures home improvement and building products for the home and family.